As filed with the Securities and Exchange Commission October 29, 2003
                                                          Registration No. _____
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ALFACELL CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE
(State or other jurisdiction of                      22-2369085
 incorporation or organization)         (I.R.S. Employer Identification No.)

               225 Belleville Avenue, Bloomfield, New Jersey 07003 (Address of Principal Executive Offices) (Zip Code)

                             1997 Stock Option Plan
                            (Full title of the plan)

                                 Kuslima Shogen
                             Chief Executive Officer
                              Alfacell Corporation
               225 Belleville Avenue, Bloomfield, New Jersey 07003
                              (973) 748-8082
               (Name and address of agent for service of process)

                                   Copies to:

                             Kevin T. Collins, Esq.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 415-9200

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                    Proposed Maximum        Proposed Maximum
Title of Each Class of          Amount to be       Offering Price Per      Aggregate Offering     Amount of Registration
Securities to be Registered      Registered               Share                  Price(1)                  Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par             80,000                $ 5.20                 $416,000                  $33.65
value per Share
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    65,000                 $3.66                 $237,900                  $19.25
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    45,000                 $3.04                 $136,800                  $11.07
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    65,000                 $2.80                 $182,000                  $14.72
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    50,000                 $0.90                  $45,000                   $3.64
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    45,000                 $0.82                  $36,900                   $2.99
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    45,000                 $0.66                  $29,700                   $2.40
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    15,000                 $0.48                  $7,200                    $0.58
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    25,000                 $0.47                  $11,750                   $0.95
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                    45,000                 $0.39                  $17,550                   $1.42
---------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par
value per Share                 1,440,000                 $3.51               $5,054,400                 $408.90
---------------------------------------------------------------------------------------------------------------------------
Totals                          1,920,000                                     $6,175,200                 $500.00
===========================================================================================================================

----------------
(1) Solely for the purpose of calculating the registration fee, the Proposed Maximum Aggregate Offering Price has been estimated in accordance with Rule 457(h). Accordingly, the price per share of Common Stock subject to an outstanding option is equal to the average exercise price of the outstanding option, and the price per share of Common Stock not subject to an outstanding option is based on $3.51, the average of the high and low sale prices for a share of Common Stock on October 27, 2003 as reported on the Over-the-Counter Bulletin Board.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

      *Information required by Part I to be contained in Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT\

Item 3. Incorporation of Certain Documents by Reference.

      The Registrant hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

      (a) its Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which contains audited financial statements for the Registrant's latest fiscal year for which a Form 10-K was required to have been filed; and

      (b) the description of the Company's Common Stock, $.001 par value, as contained in its Registration Statement on Form 8-A, filed with the Commission on April 26, 1983.

      All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Alfacell Corporation has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on the Company's past financial statements incorporated by reference in this registration statement.

Item 6. Indemnification of Officers and Directors.

      Under the General Corporation Law of Delaware a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      In addition, the Delaware GCL also provides that we also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Our certificate of incorporation is consistent with the Delaware GCL and our by-laws provide that each of our directors, officers, employees and agents shall be indemnified to the extent permitted by the Delaware GCL.

      We have entered into indemnification agreements with each of our directors. The indemnity agreements are consistent with our by-laws and our policy to indemnify directors to the fullest extent permitted by law. The indemnity agreements provide for indemnification of directors for liabilities arising out of claims against such persons acting as our directors (or any entity controlling, controlled by or under common control with us) due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by such directors, except as prohibited by law. The indemnity agreements also provide for the advancement of costs and expenses, including attorneys' fees, reasonably incurred by directors in defending or investigating any action, suit, proceeding or claim, subject to an undertaking by such directors to repay such amounts if it is ultimately determined that such directors are not entitled to indemnification. The indemnity agreements cover future acts and omissions of directors for which actions may be brought.

      The indemnity agreements also provide that directors, officers, employees and agents are entitled to indemnification against all expenses (including attorneys' fees) reasonably incurred in seeking to collect an indemnity claim or to obtain advancement of expenses from us. The rights of directors under the indemnity agreements are not exclusive of any other rights directors may have under Delaware GCL, any liability insurance policies that may be obtained, our by-laws or otherwise. We would not be required to indemnify a director for any claim based upon the director gaining in fact a personal profit or advantage to which such director was not legally entitled, any claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 or a similar state or common law provision or any claim brought about or contributed to by the dishonesty of the director.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit Number                Description
--------------                -----------

4.1                           1997 Plan*

5.1                           Opinion of Dorsey & Whitney LLP**

23.1 Consent of Dorsey & Whitney LLP (contained in opinion filed as Exhibit 5.1)

23.2                          Consent of KPMG LLP**

23.3                          Consent of J.H. Cohn, LLP**

24.1                          Power of Attorney***

------------------
* Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1997.

**    Filed herewith.

***   Powers of attorney are contained in signatures.

Item 9. Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of New Jersey, on October 29,
2003.

                                     ALFACELL CORPORATION
                                     --------------------
                                     (Registrant)


                                     By: /s/ KUSLIMA SHOGEN
                                         Kuslima Shogen
                                         Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kuslima Shogen and Paul Weiss as true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 29, 2003.


                                  By: /s/ Kuslima Shogen
                                     -------------------------------------------
                                      Kuslima Shogen
                                      Chairman and Chief Executive Officer
                                      (Principal Executive Officer and Principal
                                      Accounting Officer)


                                  By: /s/ Stephen K. Carter, M.D.
                                     -------------------------------------------
                                      Stephen K. Carter, M.D.
                                      Director


                                  By: /s/ Donald R. Conklin
                                     -------------------------------------------
                                      Donald R. Conklin
                                      Director


                                  By: /s/ Martin F. Stadler
                                     -------------------------------------------
                                      Martin F. Stadler
                                      Director


                                  By: /s/ Paul Weiss, Ph.D., MBA
                                     -------------------------------------------
                                      Paul Weiss, Ph.D., MBA
                                      Director

                              ALFACELL CORPORATION

                                  EXHIBIT INDEX

                                                                       Location of Exhibit in Sequential
                                                                       ---------------------------------
Exhibit No     Description                                             Numbering System
----------     -----------                                             ----------------
5.1            Opinion of Dorsey & Whitney LLP regarding legality      E-2

23.2           Consent of KPMG LLP                                     E-3

23.3           Consent of J.H. Cohn, LLP                               E-4